                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          --Enter Company Name Here--
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                               MERCK & CO., INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                      LOGO MERCK
                                           Merck & Co., Inc.

                            NOTICE OF ANNUAL MEETING

                                      and

                                PROXY STATEMENT

                         Annual Meeting of Stockholders

            Edward Nash Theatre at Raritan Valley Community College

                          Route 28 and Lamington Road

                            North Branch, New Jersey

                                 April 23, 1996

                               Merck & Co., Inc.
                                 P.O. Box 100
                   Whitehouse Station, New Jersey 08889-0100
                                (908) 423-1000

                   Notice of Annual Meeting of Stockholders

                                April 23, 1996

                               ----------------

To the Stockholders:

  The Annual Meeting of Stockholders of Merck & Co., Inc. will be held on Tuesday, April 23, 1996, at 2:00 p.m., at the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey, for the following purposes:

  .To elect four directors for terms ending in 1999;

  . To consider and act upon a proposal to ratify the appointment of independent public accountants for 1996;

  . To consider and act upon a proposal to adopt the 1996 Non-Employee Directors Stock Option Plan;

  . To consider and act upon a stockholder proposal concerning prior government/political service of certain employees and directors;

  . To consider and act upon a stockholder proposal concerning benefits for management and directors;

  . To consider and act upon a stockholder proposal concerning annual election of directors;

  .  To consider and act upon a stockholder proposal concerning bonuses;

  . To consider and act upon a stockholder proposal concerning charitable contributions; and

  . To transact such other business as may properly come before the meeting and all adjournments thereof.

  Only stockholders of record at the close of business on March 8, 1996, the record date and time fixed by the Board of Directors, are entitled to notice of, and to vote at, said meeting. It is always important for you, as a stockholder, to exercise your right to vote.

  Admission to the meeting will be by ticket only. If you are a stockholder of record and plan to attend, please check the appropriate box on the proxy card. The ticket attached to the proxy card will admit you and one guest to the meeting. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you plan to attend, you may request a ticket by writing to the Office of the Secretary, WS 3AB-05, Merck & Co., Inc., P.O. Box 100, Whitehouse Station, New Jersey 08889-0100. Evidence of your ownership, which you can obtain from your bank, broker, etc., must accompany your letter.

  IN ORDER THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY/VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ADDRESSED ENVELOPE.

                      By order of the Board of Directors,

                                          Celia A. Colbert
                                          Secretary and Assistant General
                                          Counsel

March 18, 1996

                               Merck & Co., Inc.
                                 P. O. Box 100
                   Whitehouse Station, New Jersey 08889-0100
                                (908) 423-1000

                                                                 March 18, 1996

                                Proxy Statement

                               ----------------

  This proxy statement is furnished to stockholders of Merck & Co., Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey, on Tuesday, April 23, 1996, and all adjournments thereof. The Company's Annual Report for 1995, including financial statements, and proxy statement and form of proxy/voting instruction card ("proxy card" or "proxy") are being mailed to stockholders commencing March 18, 1996.

  If a stockholder is a participant in the Automatic Dividend Reinvestment and Cash Payment Plan, the proxy card covers the shares in the account for that plan, as well as shares registered in the participant's name.

  HOWEVER, THE PROXY CARD WILL NOT SERVE AS A VOTING INSTRUCTION CARD FOR THE SHARES HELD FOR PARTICIPANTS IN THE EMPLOYEE SAVINGS AND SECURITY PLAN ("ES&SP"), EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN ("ESP&SP"), ASTRA MERCK, INC. EMPLOYEE SAVINGS AND SECURITY PLAN ("AMES&SP"), HUBBARD FARMS, INC. EMPLOYEE SAVINGS PLAN ("HFESP") OR MEDCO 401(K) SAVINGS PLAN ("MSP"). INSTEAD, THESE PARTICIPANTS WILL RECEIVE FROM THE PLAN TRUSTEES SEPARATE VOTING INSTRUCTION CARDS COVERING THESE SHARES. VOTING INSTRUCTION CARDS FOR THE ES&SP, ESP&SP, AMES&SP AND HFESP MUST BE SIGNED AND RETURNED OR THE SHARES WILL NOT BE VOTED. IF VOTING INSTRUCTION CARDS FOR THE MSP ARE NOT RETURNED, THE PLAN TRUSTEE WILL VOTE THOSE SHARES IN THE SAME MANNER AS IT VOTED THE MAJORITY OF THE SHARES FOR WHICH VOTING INSTRUCTIONS WERE RECEIVED.

  Any proxy cards returned without specification will be voted as to each proposal in accordance with the recommendations of the Board of Directors.

THE PROXY

  Any person giving a proxy has the power to revoke it at any time before it is voted, upon written notice to Celia A. Colbert, Secretary and Assistant General Counsel of the Company.

  The Company will bear the costs of solicitation of proxies. Following the mailing of proxy soliciting material, proxies may also be solicited by directors, officers and regular employees of the Company in person, by telephone or by other electronic means. The Company will also reimburse persons holding stock for others in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. The Company will use the services of Morrow & Co., 909 Third Avenue, New York, N.Y. 10022-4799, to aid in the solicitation of proxies at an anticipated fee of $18,000 plus reasonable expenses.

BENEFICIAL OWNERSHIP OF SECURITIES AND VOTING RIGHTS

  On December 31, 1995, no individual, corporation or other entity was known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock.

  There are outstanding and entitled to vote as of the record date, March 8, 1996, 1,227,258,113 shares of Common Stock of the Company. The holders of a majority in interest of all the stock of the Company entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for the transaction of business.

  The holders of Common Stock are entitled to one vote per share but, in connection with the cumulative voting feature applicable to the election of directors, each stockholder is entitled to as many votes as shall equal the number of shares held by such person at the close of business on the record date, multiplied by the number of directors to be elected. A stockholder may cast all of such votes for a single nominee or may apportion such votes among any two or more nominees. For example, when four directors are to be elected, a holder of 100 shares may cast 400 votes for a single nominee, apportion 200 votes to each of two nominees, or apportion 400 votes in any other manner by so noting in the space provided on the accompanying form of proxy. A stockholder may withhold votes from any or all nominees by notation to that effect on the accompanying form of proxy. Except to the extent that a stockholder withholds votes from any or all nominees, the persons named in the accompanying form of proxy, in their sole discretion, will vote such proxy for, and, if necessary, exercise cumulative voting rights to secure, the election of the nominees listed below as directors of the Company.

  In the event that any of the nominees becomes unavailable, which the Company does not expect, it is intended that, pursuant to the accompanying proxy, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

  The persons named in the accompanying form of proxy will vote such proxy in accordance with the specification made thereon with respect to each of the other proposals or, if no specification is made, FOR the proposals to ratify the appointment of independent public accountants and to adopt the 1996 Non-Employee Directors Stock Option Plan and AGAINST the stockholder proposals. A majority of the votes cast by holders of Common Stock is required for approval of these proposals. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate.

                           1. ELECTION OF DIRECTORS

  Four directors are to be elected at the meeting for full three-year terms expiring in 1999. The Board's nominees are Mr. H. Brewster Atwater, Jr., Mr. Raymond V. Gilmartin, Dr. Samuel O. Thier and Mr. Dennis Weatherstone, all of whom are currently directors of the Company. After the election of four directors at the meeting, the Company will have twelve directors, including the eight directors whose present terms currently extend beyond the meeting. Information on the nominees and continuing directors follows.


  NAME, AGE AND
   YEAR FIRST          BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS OR
 ELECTED DIRECTOR                SIGNIFICANT AFFILIATIONS
 ----------------                ---------------------------
NOMINEES
 For terms expiring in 1999

 PHOTO          Retired; Chairman of the Board and Chief Executive Officer,
-------------   General Mills, Inc. (consumer foods and restaurants) for more
 H. Brewster    than five years
Atwater, Jr.

   Age--64      Director, Darden Restaurants, Inc., General Electric Company,
    1988        Mayo Foundation, Public Radio International and Walker Art
                Center; Member, The Business Council

  NAME, AGE AND
   YEAR FIRST          BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS OR
 ELECTED DIRECTOR                SIGNIFICANT AFFILIATIONS
 ----------------      ----------------------------------------------


                Chairman of the Board (since November 1994), President and
   PHOTO        Chief Executive Officer (since June 1994) of the Company;
-------------   Chairman, President and Chief Executive Officer (1992 to
 Raymond V.     1994), President and Chief Executive Officer (1989 to 1992),
  Gilmartin     of Becton Dickinson and Company (medical supplies and devices
   Age--55      and diagnostic systems)
    1994
                Director, Providian Corporation and Public Service Enterprise
                Group; Member, The Business Council and The Business
                Roundtable

                President, Massachusetts General Hospital since May 1994;
   PHOTO        President, Brandeis University from October 1991 to May 1994;
-------------   President, National Academy of Sciences, Institute of Medicine
  Samuel O.     from November 1985 to September 1991
 Thier, M.D.

   Age--58      Director, Fleet Financial Group; Member, Association of
    1994        American Physicians, Institute of Medicine of the National
                Academy of Sciences; Master, American College of Physicians;
                Trustee, Brandeis University, Boston Museum of Science, Johns
                Hopkins University and WGBH Public Television; Fellow,
                American Academy of Arts and Sciences

                Retired; Chairman of the Board, J.P. Morgan & Co. Incorporated
   PHOTO        and Morgan Guaranty Trust Company of New York (banking and
-------------   other financial services) for more than five years
   Dennis
Weatherstone
                Director, J.P. Morgan & Co. Incorporated, Morgan Guaranty
   Age--65      Trust Company of New York, General Motors Corporation, L'Air
    1988        Liquide, Institute for International Economics; Independent
                Member of the Board of Banking Supervision of the Bank of England; President, Royal College of Surgeons Foundation;
                Trustee, Alfred P. Sloan Foundation; Member, The Business
                Council

DIRECTORS WHOSE TERMS EXPIRE IN 1997

                Chairman of the Board (since January 1992) and Chief Executive
   PHOTO        Officer (since July 1991), AlliedSignal, Inc. (aerospace,
-------------   automotive products and engineered materials technology); Vice
 Lawrence A.    Chairman, General Electric Company from January 1984 to July
   Bossidy      1991
   Age--61

    1992 Director, Champion International Corporation; Member, The Business Council, The Business Roundtable and International Council of J.P. Morgan & Co. Incorporated

 NAME, AGE AND
  YEAR FIRST            BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS OR
ELECTED DIRECTOR                 SIGNIFICANT AFFILIATIONS
----------------       ----------------------------------------------


                President, Spelman College for more than five years

    PHOTO
-------------   Director, Coca-Cola Enterprises, The Home Depot, Inc.,
Johnnetta B.    Management and Training Corporation and NationsBank South;
 Cole, Ph.D.    Trustee, Rockefeller Foundation and Wellesley College; Member,
   Age--59      Council on Foreign Relations and National Council of Negro
    1994        Women; Fellow, American Anthropological Association


                Retired; Chairman of the Board and Chief Executive Officer,
    PHOTO       NCR Corporation (business information processing systems) from
-------------   January 1988 to September 1991
 Charles E.
 Exley, Jr.
                Director, Banc One Corporation; Trustee, The Andrew W. Mellon
   Age--66      Foundation; Member, The Business Council and Board of
    1988        Overseers, Columbia University Graduate School of Business

                Chief Executive Officer, University of Pennsylvania Medical
                Center and Health System and Executive Vice President, Dean of
                the School of Medicine and Robert G. Dunlop Professor of
    PHOTO       Medicine, Biochemistry and Biophysics, University of
-------------   Pennsylvania, for more than five years
 William N.
Kelley, M.D.
   Age--56      Director, Beckman Instruments, Greater Philadelphia First and
                Philadelphia Orchestra Association; Trustee, Emory University;
    1992        Master, American College of Physicians; Fellow, American
                Academy of Arts & Sciences; Member, Institute of Medicine of the National Academy of Sciences, Board of Managers of Wistar
                Institute and Board of Governors of Leonard Davis Institute of
                Health Economics

DIRECTORS WHOSE TERMS EXPIRE IN 1998

                Chairman of the Board, The RTZ Corporation PLC (international
    PHOTO       mining company) since June 1991; Chief Executive and Deputy
-------------   Chairman from April 1985 to May 1991
  Sir Derek
   Birkin
                Director, Unilever PLC, Carlton Communications PLC, The
   Age--66      Merchants Trust PLC and The Royal Opera House; Member, Council
    1992        of The Industrial Society

 NAME, AGE AND
   YEAR FIRST           BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS OR
ELECTED DIRECTOR                 SIGNIFICANT AFFILIATIONS
----------------        ----------------------------------------------



    PHOTO       President, The Andrew W. Mellon Foundation (philanthropic
-------------   foundation) for more than five years

 William G.
Bowen, Ph.D.    Director, American Express Company, Reader's Digest, Inc.,
   Age--62      Rockefeller Group and Denison University; Member, Board of
    1986        Overseers Teachers Insurance and Annuity Association of
                America--College Retirement Equities Fund

                International Health Care Consultant for more than five years

                Director, Beckman Instruments, National Rehabilitation
    PHOTO       Hospital, Pharmaceutical Marketing Services, Inc., The
-------------   Prudential Insurance Company of America, Inc. and Science
 Carolyne K.    Applications International Corp.; Trustee, Georgetown
Davis, Ph.D.    University and University of Pennsylvania Medical Center;
   Age--64      Member, Institute of Medicine of the National Academy of
    1989        Sciences

                Professor of Psychiatry, Meharry Medical College for more than five years
    PHOTO
-------------   Director, BellSouth Telecommunications, Inc., First Union Bank
  Lloyd C.      of Tennessee, Phoenix Health Systems and Premark International
 Elam, M.D.     Inc.; Trustee, Fisk University and the Alfred P. Sloan
   Age--67      Foundation
    1973

BOARD COMMITTEES

  There are four standing committees of the Board of Directors: the Committee on Directors, the Executive Committee, the Audit Committee and the Compensation and Benefits Committee. Members of the individual committees are named below:


 COMMITTEE
     ON                                                    COMPENSATION AND
 DIRECTORS        EXECUTIVE           AUDIT                   BENEFITS
----------        ---------           -----                ----------------
D. Birkin         H. B. Atwater, Jr.  D. Birkin            H. B. Atwater, Jr.(a)
L. A. Bossidy     W. G. Bowen         C. K. Davis (b)      L. A. Bossidy (b)
W. G. Bowen (a)   L. C. Elam          C. E. Exley, Jr.(a)  W. G. Bowen
W. N. Kelley      C. E. Exley, Jr.    W. N. Kelley Jr.     J. B. Cole
D. Weatherstone   R. V. Gilmartin (a) S. O. Thier          L. C. Elam
                  D. Weatherstone     D. Weatherstone

--------
(a) Chairman (b) Vice Chairman

  The Committee on Directors, consisting entirely of independent directors, was established July 25, 1995 to consider and make recommendations on matters related to the practices, policies and procedures of the Board. As part of its duties, the Committee assesses the size, structure and composition of the Board and Board committees, evaluates Board performance and reviews Board compensation. The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors and evaluates prospective nominees identified by the Committee on its own initiative or referred to it by other Board members, management, stockholders or external sources. Names of prospective candidates may be submitted to the Secretary of the Company for referral to the Committee. Any stockholder who wishes to make a nomination at an annual or special meeting for the election of directors must do so in compliance with procedures set forth in the Company's By-Laws.

  The Executive Committee acts for the Board of Directors when action is required between Board meetings, reviews and makes recommendations on financial policy, and monitors management and Company performance with respect to matters of public responsibility and interest concerning the Company. The Committee also oversees the purchase by the Company of outstanding shares of Company Common Stock in accordance with directions given by the Board of Directors. Such purchases are made from time to time in accordance with regulations determined by the Committee.

  The Audit Committee, consisting entirely of independent directors, oversees the Company's financial reporting process and internal controls. The Committee consults with management, the internal auditors and the Company's independent auditors during the year on matters related to the annual audit, internal controls, the published financial statements, and the accounting principles and auditing procedures being applied. It meets with the auditors after year-end to discuss the results of their examination. The Committee reviews management's evaluation of the auditors' independence, approves audit fees and non-audit services to ensure no compromise of auditor independence and submits to the Board of Directors its recommendations for the appointment of an audit firm for the upcoming year. It reviews the insurance program of the Company periodically and makes recommendations to the Board of Directors on insurance policy, and is also charged with monitoring compliance with the Foreign Corrupt Practices Act and the Company's policies on ethical business practices and reporting on the same to the Board of Directors annually.

  The Compensation and Benefits Committee, consisting entirely of independent directors, administers the Company's Executive Incentive Plan, Deferral Program and stock option and incentive program and also appoints and monitors the Management Pension Investment Committee. The Committee consults generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans. It makes recommendations to the Board of Directors on organization, succession and compensation generally, individual salary rates, supplemental compensation and special awards, the election of officers, consultantships and similar matters where Board approval is required.

BOARD AND BOARD COMMITTEE MEETINGS

  In 1995, there were nine meetings held by the Board of Directors. Board committees met as follows during 1995: the Executive Committee, six times; the Audit Committee, three times; the Compensation and Benefits Committee, five times; the Committee on Directors, once. The total combined attendance for all Board and Committee meetings was 91%. All directors, except Sir Derek Birkin, attended at least 75% of the meetings of the Board and of the Committees on which they served.

RELATIONSHIPS WITH OUTSIDE FIRMS

  Dennis Weatherstone is a director of the Company, and in 1995 was a director of J.P. Morgan & Co. Incorporated and Morgan Guaranty Trust Company which performed financial advisory, commercial and investment banking services for the Company during 1995 and which are expected to perform such services for the Company during 1996.

COMPENSATION OF DIRECTORS

  Each director who is not an employee of the Company is compensated for services as a director by an annual retainer of $38,000 and a meeting fee of $1,200 for each Board and Committee meeting attended. In addition, Chairmen of the Compensation and Benefits Committee, the Audit Committee and the Committee on Directors are compensated for such service by an annual retainer of $3,000. Those directors who are employees of the Company do not receive any compensation for their services as directors. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company.

  Under the Plan for Deferred Payment of Directors' Compensation, each director may elect to defer all or a portion of such compensation. Any amount so deferred is, at the director's election, valued as if invested in a money market fund or the Company's Common Stock and is payable in cash in installments or as a lump-sum upon termination of services as a director.

  Under the Retirement Plan for the Directors of Merck & Co., Inc., directors (excluding those who join the Board after December 31, 1995 or are current or former employees of the Company) who so elect and who have served on the Board for five years will receive, upon normal retirement (generally age 70), an annual retirement benefit of 50% of their last annual retainer. Each additional year of service up to ten years increases the benefit by 10%, to a maximum of 100% of the retainer. Any such directors who have served on the Board for ten years will receive, in the event of retirement (minimum age 65), an annual benefit of 100% of their last annual retainer. The applicable benefit is payable for the lifetime of the retired director. The Company expects to adopt a plan under which directors who do not participate in the Retirement Plan will instead defer an equivalent amount of compensation annually in accordance with the terms of the Plan for Deferred Payment of Directors' Compensation.

  During the term of the Non-Employee Directors Stock Option Plan adopted by stockholders in 1992 (the "1992 Non-Employee Directors Stock Option Plan"), directors (excluding those who are current or former employees of the Company) each received an option to purchase 1,000 shares of Common Stock each year on the first Friday following the Company's Annual Meeting of Stockholders. The options become exercisable five years from date of grant and expire ten years from date of grant. The exercise price of the options is the higher of (i) the simple average of the high and low prices at which the Common Stock is traded on the date of grant, or (ii) the price of the last sale of Common Stock on that date. The exercise price is payable in cash at the time the stock option is exercised. The 1992 Non-Employee Directors Stock Option Plan terminated on December 31, 1995 for purposes of granting further options. As more fully described beginning on page 20, stockholder approval is requested for a new Non-Employee Directors Stock Option Plan (the "1996 Non-Employee Directors Stock Option Plan"). If the 1996 Non-Employee Directors Stock Option Plan is approved by stockholders, the first grants thereunder will be on the first Friday following the annual meeting at which the Plan is approved. The exercise price of the options will be the closing price on the date of grant of the Company's Common Stock as quoted on the composite tape of the New York Stock Exchange.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  Beneficial ownership of Common Stock of the Company as of December 31, 1995 by each director of the Company, each executive officer of the Company named in the Summary Compensation Table and by all directors and executive officers as a group is set forth below. Unless otherwise stated, the beneficial owners exercise sole voting and/or investment power over their shares.

                                             COMPANY COMMON STOCK
                                  ---------------------------------------------
                                                  RIGHT TO ACQUIRE      PERCENT
                                   SHARES     OWNERSHIP UNDER OPTIONS     OF
    NAME OF BENEFICIAL OWNER      OWNED(a)   EXERCISABLE WITHIN 60 DAYS  CLASS
    ------------------------      -------    -------------------------- -------
Raymond V. Gilmartin.............  94,043(b)             --                 *
H. Brewster Atwater, Jr..........   1,500                --                 *
Derek Birkin.....................     539                --                 *
Lawrence A. Bossidy..............  10,000                --                 *
William G. Bowen.................  10,800                --                 *
Johnnetta B. Cole................     175                --                 *
Carolyne K. Davis................     673(c)             --                 *
Lloyd C. Elam....................   6,750                --                 *
Charles E. Exley, Jr.............   1,500                --                 *
William N. Kelley................   1,100                --                 *
Samuel O. Thier..................      10(d)             --                 *
Dennis Weatherstone..............  10,000                --                 *
Edward M. Scolnick............... 109,373(b)            54,000              *
Judy C. Lewent...................  62,705              122,700              *
David W. Anstice.................  13,517(b)           137,100              *
Per G.H. Lofberg.................  43,435               84,591              *
All Directors and Executive
Officers as a Group.............. 491,001(b)         1,022,278              *

--------
(a) Includes equivalent shares of Common Stock held by the Trustee of the Merck & Co., Inc. Employee Savings and Security Plan or shares of Common Stock held by the Trustee of the Medco 401(k) Savings Plan for the accounts of individuals as follows: Mr. Gilmartin--579 shares, Dr. Scolnick--1,598 shares, Ms. Lewent--2,270 shares, Mr. Anstice--1,479 shares, Mr. Lofberg--2,268 shares and all directors and executive officers as a group--31,360 shares.

(b) Does not include shares of Common Stock held by family members and in which beneficial ownership is disclaimed by the individuals as follows:
    Mr. Gilmartin--11,300 shares, Dr. Scolnick--14,000 shares, Mr. Anstice-- 252 shares and all directors and executive officers as a group--25,642 shares.

(c) Includes 40 shares of Common Stock held by Dr. Davis in custody for a family member.

(d) Under the policy of Massachusetts General Hospital, the President of the hospital may hold only a de minimis amount of stock in any vendor corporation.

*  Less than one percent of the Company's outstanding shares of Common Stock.

     COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Benefits Committee of the Board approves compensation objectives and policy for all employees and sets compensation for the Company's executive officers, including the individuals named in the Summary Compensation Table.

  The Compensation and Benefits Committee is comprised entirely of independent outside directors.

OBJECTIVES AND POLICIES

  The Compensation and Benefits Committee seeks to:

  . provide rewards that are closely linked to Company-wide, divisional, area, team and individual performance;

  . align the interests of the Company's employees with those of its stockholders through potential stock ownership; and

  . ensure that compensation and benefits are at levels that enable the Company to attract and retain the high-quality employees it needs.

  The Committee applies these objectives and policies to most employees through the broad and deep availability of performance-based cash incentive opportunities and stock option grants.

  Consistent with these objectives and in keeping with the long-term focus required for the Company's research-based pharmaceutical business, it is the policy of the Compensation and Benefits Committee to make a high proportion of executive officer compensation and awards under stock ownership programs dependent on long-term performance and on enhancing stockholder value.

  Executive officer compensation and stock ownership programs have both short-term and longer-term components. Short-term components include base salary and annual bonus under the stockholder-approved Executive Incentive Plan ("EIP"). Longer-term components include stock option awards under the stockholder-approved Incentive Stock Plan ("ISP"). Prior to 1995, awards of Performance Shares were made under the Strategic Performance Feature ("SPF"). Those awards provide for a payment of stock or cash or a combination thereof at the end of five-year periods, the last of which ends in 1998. Payments in cash are equal to the market value on the payment date of the stock that the cash replaces. Payments will be based on the Company's achievement of specified performance targets.

  The Company employs a formal system for developing measures of executive officer performance and for evaluating performance.

  Provided that other compensation objectives are met, it is the Committee's intention that executive compensation be deductible for federal income tax purposes. Current executive compensation plans comply with the legislation on tax deductibility for the 1995 tax year.

BASE SALARY AND BONUS

  Executive officer base salary and bonus awards are determined with reference to Company-wide, divisional, area, team and individual performance for the previous fiscal year, based on a wide range of measures which permit comparisons with competitors' performance and internal targets set before the start of each fiscal year and by comparison to the base salary and bonus award levels of executive officers of other leading healthcare companies.

  Performance measures are compared with leading healthcare companies and leading companies in other industries. The leading healthcare companies are the same as those used for SPF measures (see discussion of SPF below). Performance measures for 1995 were the Company's earnings per share growth compared to the earnings per share growth of these companies as well as the Company's sales growth versus the prior year. Additional measures were general Company productivity, research and manufacturing productivity, progress in managed care markets with particular reference to Medco and the contribution of human resources management to achieving Company strategy. The Company met or exceeded all its performance measure targets in 1995. In addition to Company-wide measures of performance, the Compensation and Benefits Committee considered those performance factors particular to each executive officer -- the performance of the division or area for which such officer had management responsibility and individual managerial accomplishments.

  Base salary and bonus award comparisons are made within the healthcare industry using those United States owned companies also used for SPF measures (see discussion of SPF below). The base salary and bonus award practices of the non-United States owned companies cannot be meaningfully compared with those of the Company since their senior executive officers are based outside the United States and compensation practices differ. The Committee also considers broader industry information if it judges this to be appropriate.

  The Committee relies heavily, but not exclusively, on these measures. It exercises subjective judgment and discretion in light of these measures and in view of the Company's compensation objectives and policies described above to determine base salaries, overall bonus funds and individual bonus awards.

  The base salary increases and bonuses awarded to the Company's executive officers in 1995 followed the principles outlined in the preceding paragraphs. The Committee judged that executive officer salary and bonus compensation for 1995 were consistent with the level of accomplishment and appropriately reflected individual performance and Company results on earnings per share and sales growth and continuing strong progress on the strategic performance areas of research and manufacturing productivity, managed care markets, general Company productivity and management of human resources.

STOCK OPTIONS

  Within the total number of shares authorized by stockholders, the Compensation and Benefits Committee aims to provide stock option awards broadly and deeply throughout the organization.

  Individual executive officer stock option awards are based on level of position and individual contribution. The Committee expects the CEO to hold 70% and the other executive officers named in the Summary Compensation Table to hold 60% of the shares which may be purchased from the gains of stock option exercise after deducting option price, taxes and transaction costs. The Committee also considers stock option grants previously made and the aggregate of such grants. As with the determination of base salaries and bonus awards, the Committee exercises subjective judgment and discretion in view of the above criteria and its general policies. The Company's long-term performance ultimately determines compensation from stock options, since gains from stock option exercise are entirely dependent on the long-term growth of the Company's stock price.

  The level of stock option grants made in February, 1995 to the named executive officers, excluding the CEO, was increased to recognize the discontinuation of the SPF (see next paragraph).

STRATEGIC PERFORMANCE FEATURE

  AWARDS

  The Committee decided to discontinue the SPF which, since 1989, had allowed for the award of Performance Shares to executive officers based on the level of position. Awards previously made under the SPF, which were for five-year periods, will continue to their term. The last payment which may be made, dependent on Company performance, would be in 1999 for the 1994-1998 Award Period.

  PAYOUTS

  In 1995, payouts were made for the 1990-1994 Award Period of the SPF. Payouts for that period were made in cash or stock.

  For the four years, 1990 through 1993, the Committee considered three measures: earnings per share growth, sales growth and return on assets as compared to a group of leading healthcare companies selected in 1990. This group consisted of companies in the Dow Jones Pharmaceutical Index--United States Owned Companies ("DJPI") other than the Company and also included Abbott Laboratories, Glaxo Holdings PLC and SmithKline Beecham PLC. For each of the three measures, the Company placed first or second. The Committee also compared return on assets performance against eleven other companies identified as growth companies at the beginning of the four-year period. The Company placed first in this comparison.

  For 1994 the Committee used the measures of net income growth versus the same group of leading healthcare companies, return on assets against plan and total stockholder return versus the Standard & Poor's 500 Index. The Company placed fourth for net income growth, met its planned return on assets and placed in the top 80-89th percentile of the Standard & Poor's 500 companies for total stockholder return.

  Overall, the result was payment of 146.3% of target out of a possible payment range from zero to 175%. (See Summary Compensation Table.) The Committee considered the Company's performance under the measures described above, and made individual payments using its subjective judgment and discretion.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  BASE SALARY AND BONUS

  Mr. Gilmartin's base salary and bonus award for 1995 were determined with reference to the same measures used for all executive officers of the Company, including the Company performance measures of earnings per share and sales growth, research and manufacturing productivity, progress on managed care strategy, general Company productivity and management of human resources. The Company met or exceeded its targets on all Company performance measures. No change was made in Mr. Gilmartin's base salary in 1995. Mr. Gilmartin's bonus award was $1,100,000 in comparison to $1,000,000 for 1994. The Compensation and Benefits Committee exercised its subjective judgment and discretion in determining the amounts of Mr. Gilmartin's base salary and bonus award for 1995.

  STOCK OPTIONS

  The stock option grant to Mr. Gilmartin in 1995 was set by his agreement upon joining the Company.

  STRATEGIC PERFORMANCE FEATURE

  Mr. Gilmartin was not eligible for any payout under the SPF.

  The Company periodically retains outside compensation and benefits consultants to compare base salary and incentive compensation programs for the Company's executive officers with those of other leading industrial and healthcare firms (including those in the DJPI) and to ensure that they are appropriate to the Company's objectives. The Committee exercises judgment and discretion in the information it reviews and the analyses it considers.

H. Brewster Atwater, Jr.        Lawrence A. Bossidy
Chairman                        Vice Chairman

William G. Bowen                Johnnetta B. Cole

Lloyd C. Elam

SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                ------------------------------------------- -----------------------------------------
                                                                                      AWARDS                PAYOUTS
                                                                            ----------------------------- -----------
                                                                OTHER       RESTRICTED      SECURITIES
                                                                ANNUAL        STOCK         UNDERLYING       LTIP      ALL OTHER
                                       SALARY     BONUS    COMPENSATION (a)  AWARD(S)    OPTIONS/SARS (c) PAYOUTS (d) COMPENSATION
 NAME AND PRINCIPAL POSITION    YEAR    ($)        ($)           ($)           ($)             (#)            ($)         ($)
----------------------------    ---- ---------- ---------- ---------------- ----------   ---------------- ----------- ------------
   Raymond V.
   Gilmartin                    1995 $1,000,000 $1,100,000     $    --       $     --        180,000       $     --    $    6,750(e)
    Chairman of the
    Board, President            1994    541,671  1,000,000         --         778,125(b)     500,000           --           1,368(f)
    and Chief
    Executive Officer           1993     --         --             --           --              --             --          --
   Edward M. Scolnick           1995    643,336    660,000         --           --           100,000        372,111         2,250(e)
    Executive Vice
    President,                  1994    609,996    600,000      58,955          --            90,000        311,829         2,250(e)
    Science and
    Technology and
    President,                  1993    555,000    500,000      78,861          --           110,300        401,700         3,433(e)
    Merck Research
    Laboratories
   Judy C. Lewent               1995    393,332    365,000      70,996          --            70,000        148,213         4,824(e)
    Senior Vice
    President and               1994    354,996    330,000      55,855          --            50,000        130,541         3,750(e)
    Chief Financial
    Officer                     1993    305,250    280,000      77,718          --            60,300           --           5,876(e)
   David W. Anstice             1995    392,668    365,000         --           --            70,000        128,704         6,468(g)
    President,                  1994    356,589    325,000         --           --            40,500         95,542         6,182(g)
    Human Health --
    U.S. /Canada                1993    336,872    230,000         --           --            30,300           --           7,760(g)
   Per G.H. Lofberg             1995    324,040    365,000         --           --            70,000           --       4,135,107(h)
    President, Merck-
    Medco                       1994    300,000    300,000         --           --           235,000           --           4,321(h)
    Managed Care,
    Inc.                        1993     --         --             --           --              --             --          --

----
(a) Includes air commuting services as follows: $52,436 for Ms. Lewent in 1995; $34,873 for Dr. Scolnick and $38,642 for Ms. Lewent in 1994; $55,825
    for Dr. Scolnick and $77,718 for Ms. Lewent in 1993. Also includes automobile service as follows: $24,082 for Dr. Scolnick and $17,213 for Ms. Lewent in 1994.

(b) Represents a Restricted Stock Award of 25,000 shares of stock granted on June 16, 1994 and vesting on June 16, 1999, on which regular dividends are being paid. The dollar value of the Restricted Stock Award as of December 31, 1995 was $1,640,625.

(c) No stock appreciation rights were granted.

(d) Strategic Performance Feature payouts in 1995 were for services performed during the five-year award cycle 1990-1994; Strategic Performance Feature payouts in 1994 were for services performed during the five-year award cycle 1989-1993; Strategic Performance Feature payouts in 1993 were for services performed during the five-year cycle 1988-1992.

(e) Company contribution to the Merck & Co., Inc. Employee Savings and Security Plan.

(f) Imputed income for group term life insurance.

(g) Includes Company contributions to the Merck & Co., Inc. Employee Savings and Security Plan of $3,750, $3,750 and $5,894 for 1995, 1994 and 1993,
    respectively, and imputed income for survivor income insurance of $2,718, $2,432 and $1,866 for 1995, 1994 and 1993, respectively.

(h) Includes Company contributions to the Medco 401(k) Employee Savings Plan of $5,538 and $3,799 for 1995 and 1994, respectively, and imputed income for survivor insurance of $522 and $522 for 1995 and 1994, respectively. Also includes $4,129,047 additional compensation paid to Mr. Lofberg in 1995 pursuant to his employment agreement in connection with the acquisition of Merck-Medco Managed Care, Inc. (formerly Medco Containment Services, Inc.) by the Company.

  The following table sets forth stock options granted in 1995 to each of the Company's executive officers named in the Summary Compensation Table and to all employees as a group. The Company did not issue any stock appreciation rights. The table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year terms for the executive officers named in the Summary Compensation Table and for all employees as a group (assuming their options had ten-year terms), at assumed compound rates of stock appreciation of 0%, 5% and 10%. The actual future value of the options will depend on the market value of the Company's Common Stock. All option exercise prices are based on market price on the date of grant.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                             POTENTIAL REALIZABLE VALUE
                                                                              AT ASSUMED ANNUAL RATES
                                                                            OF STOCK PRICE APPRECIATION
                                        INDIVIDUAL GRANTS                        FOR OPTION TERM(b)
                         ------------------------------------------------ -----------------------------------
                                             PERCENT
                                            OF TOTAL
                                 NUMBER OF  OPTIONS/
                                 SECURITIES   SARS
                                 UNDERLYING  GRANTED
                                  OPTIONS/     TO     EXERCISE
                                    SARS    EMPLOYEES OR BASE
                         DATE OF  GRANTED   IN FISCAL  PRICE   EXPIRATION
          NAME            GRANT     (#)       YEAR     ($/SH)     DATE    0% ($)    5% ($)         10% ($)
          ----           ------- ---------- --------- -------- ---------- ------ ------------    ------------
Raymond V. Gilmartin.... 2/28/95    180,000    1.27%  $42.375   2/27/05     --   $  4,796,894    $ 12,156,271
Edward M. Scolnick...... 2/28/95    100,000    0.70%   42.375   2/27/05     --      2,664,941       6,753,484
Judy C. Lewent.......... 2/28/95     70,000    0.49%   42.375   2/27/05     --      1,865,459       4,727,439
David W. Anstice........ 2/28/95     70,000    0.49%   42.375   2/27/05     --      1,865,459       4,727,439
Per G.H. Lofberg........ 2/28/95     70,000    0.49%   42.375   2/27/05     --      1,865,459       4,727,439
All employees
 as a group.............     (a) 14,193,077  100.00%      (a)       (a)     --    378,237,125(c)  958,527,138(c)

                               ----------------

                                                      0%             5%                  10%
                                                      ---            --                  ---
Total potential stock price appreciation from
 February 28, 1995 to February 27, 2005 for all
 stockholders at assumed rates of stock
 price appreciation(d)...............................  --      $32,748,088,150     $82,990,085,063
Potential actual realizable value of options granted
 to all employees,
 assuming ten-year option terms, as a percentage of
 total potential
 stock price appreciation from February 28, 1995 to
 February 27, 2005
 for all stockholders at assumed rates of stock price
 appreciation........................................  --      1.15%           1.15%

--------
(a) Options were granted under the ISP throughout 1995 at prices ranging from $38.250 to $63.250 and expire ten years from the date of grant. In addition, stock options were granted throughout 1995 with prices ranging from $38.250 to $50.813 under the Medco Containment Services ("Medco") 1990 Special Non-Qualified Employee Stock Option Plan. Options granted under the Medco 1990 Special Non-Qualified Employee Stock Option Plan are exercisable three years from date of grant and expire five years from date of grant.

(b) These amounts, based on assumed appreciation rates of 0% and the 5% and 10% rates prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(c) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders.

(d) Based on a price of $42.375 on February 28, 1995, and a total of 1,228,848,533 shares of Common Stock outstanding.

  The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in 1995 by the Company's executive officers named in the Summary Compensation Table. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 1995 and the aggregate gains that would have been realized had these options been exercised on December 31, 1995, even though these options were not exercised, and the unexercisable options could not have been exercised, on December 31, 1995. The Company did not issue stock appreciation rights.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                         OPTIONS/SARS AT FY-    THE-MONEY OPTIONS/SARS AT
                                            VALUE              END (#)           FISCAL YEAR END(b) ($)
                         SHARES ACQUIRED REALIZED (a) ------------------------- -------------------------
          NAME           ON EXERCISE (#)     ($)      EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- ------------ ----------- ------------- ----------- -------------
Raymond V. Gilmartin....       --         $   --          --         680,000    $   --       $21,435,000
Edward M. Scolnick......     192,000       4,740,722     54,000      300,600       744,768     7,973,150
Judy C. Lewent..........       --             --        122,700      180,600     3,545,648     4,741,900
David W. Anstice........      17,487         727,364    137,100      141,100     3,707,802     3,634,900
Per G.H. Lofberg........     140,000       3,296,299     84,591      414,263     3,911,370    14,944,445

--------
(a) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(b) Market value of shares covered by in-the-money options on December 31, 1995, less option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

  The Long-Term Incentive Plans -- Awards in Last Fiscal Year table has been eliminated since no SPF Performance Share Awards, or other Long-Term Incentive Plan awards, were made by the Company in 1995.

ANNUAL BENEFITS PAYABLE UNDER MERCK & CO., INC. RETIREMENT PLANS

  Annual benefits payable under the Retirement Plan for Salaried Employees of Merck & Co., Inc. and the Merck & Co., Inc. Supplemental Retirement Plan are based on a formula which multiplies the participant's final average compensation (as defined by the plans) by a multiplier and then by the participant's years of credited service (as defined by the plans) not to exceed 35 years of credited service. The multiplier is 2% for years of credited service earned prior to July 1, 1995, and 1.6% for years of credited service earned after that date.

  The following tables set forth the estimated annual benefits payable using the 1.6% and 2% multipliers, respectively, under the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan at age 65 to persons in specified compensation and years-of-service classifications, based on a straight-life annuity form of retirement income. Annual benefits payable under the plans can be estimated by adding the years of service earned prior to July 1, 1995 (Table 2) to those which could be earned after that date (Table 1).

                              PENSION PLAN TABLES

                             TABLE 1: 1.6% FORMULA

        REMUNERATION
(AVERAGE PENSION COMPENSATION
       DURING HIGHEST
FIVE CONSECUTIVE YEARS IN THE                   YEARS OF SERVICE
    LAST TEN YEARS BEFORE       (ESTIMATED ANNUAL RETIREMENT BENEFITS FOR YEARS
         RETIREMENT)                  OF CREDITED SERVICE SHOWN BELOW(a))
-----------------------------  --------------------------------------------------
                                  15       20        25         30         35
                               -------- -------- ---------- ---------- ----------
$  800,000..................   $192,000 $256,000 $  320,000 $  384,000 $  448,000
 1,000,000..................    240,000  320,000    400,000    480,000    560,000
 1,200,000..................    288,000  384,000    480,000    576,000    672,000
 1,400,000..................    336,000  448,000    560,000    672,000    784,000
 1,600,000..................    384,000  512,000    640,000    768,000    896,000
 1,800,000..................    432,000  576,000    720,000    864,000  1,008,000
 2,000,000..................    480,000  640,000    800,000    960,000  1,120,000
 2,200,000..................    528,000  704,000    880,000  1,056,000  1,232,000
 2,400,000..................    576,000  768,000    960,000  1,152,000  1,344,000
 2,600,000..................    624,000  832,000  1,040,000  1,248,000  1,456,000
 2,800,000..................    672,000  896,000  1,120,000  1,344,000  1,568,000
 3,000,000..................    720,000  960,000  1,200,000  1,440,000  1,680,000

                            TABLE 2: 2% FORMULA(b)

             REMUNERATION
    (AVERAGE PENSION COMPENSATION
            DURING HIGHEST                        YEARS OF SERVICE
    FIVE CONSECUTIVE YEARS IN THE       (ESTIMATED ANNUAL RETIREMENT BENEFITS
        LAST TEN YEARS BEFORE                         FOR YEARS
             RETIREMENT)                 OF CREDITED SERVICE SHOWN BELOW(a))
-------------------------------------- ---------------------------------------
                                          10       15        20         25
                                       -------- -------- ---------- ----------
$  800,000............................ $160,000 $240,000 $  320,000 $  400,000
 1,000,000............................  200,000  300,000    400,000    500,000
 1,200,000............................  240,000  360,000    480,000    600,000
 1,400,000............................  280,000  420,000    560,000    700,000
 1,600,000............................  320,000  480,000    640,000    800,000
 1,800,000............................  360,000  540,000    720,000    900,000
 2,000,000............................  400,000  600,000    800,000  1,000,000
 2,200,000............................  440,000  660,000    880,000  1,100,000
 2,400,000............................  480,000  720,000    960,000  1,200,000
 2,600,000............................  520,000  780,000  1,040,000  1,300,000
 2,800,000............................  560,000  840,000  1,120,000  1,400,000
 3,000,000............................  600,000  900,000  1,200,000  1,500,000

--------
(a) Benefits shown above are exclusive of the social security offset provided for by the benefit formula.

(b) Credited Service is shown for the years specified to approximate the actual years of credited service earned prior to July 1, 1995 (at the 2% multiplier) by the executive officers named in the Summary Compensation Table other than Mr. Gilmartin and Mr. Lofberg. Mr. Gilmartin earned 1.0 years prior to July 1, 1995. Mr. Lofberg does not participate in the Retirement Plan for Salaried Employees but participates in the Medco Cash Balance Retirement Plan described below.

  As of July 1, 1995 and December 31, 1995, years of actual credited service in the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan are, respectively: Dr. Scolnick--13 years and 13.5 years; Ms. Lewent--15 years and 15.5 years; Mr. Anstice--21 years and 21.5 years. In addition, if these individuals retire from service with the Company at age 65, and with less than 35 years of actual credited service, then, pursuant to the enhanced pension provision of the Supplemental Retirement Plan applicable to bona fide executives described in greater detail below, they will receive an additional month of credited service for each month of actual credited service prior to January 1, 1995 up to an aggregate total of 35 years of credited service. As of July 1, 1995 and December 31, 1995, Mr. Gilmartin had 1.0 and 1.5 years, respectively, of actual credited service in the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan and was credited with 28 years of credited service under the Supplemental Retirement Plan, as provided in and subject to the employment agreement described below.

  Pension compensation, for purposes of the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan for a particular year as used for the calculation of retirement benefits, includes salaries and annual EIP bonus awards received during the year. Pension compensation for 1995 differs from compensation reported in the Summary Compensation Table in that pension compensation includes the annual EIP bonus awards received in 1995 for services in 1994 rather than the EIP bonus awards paid in 1996 for services in 1995. Pension compensation for 1995 was $2,000,000 for Mr. Gilmartin; $1,243,336 for Dr. Scolnick; $723,332 for Ms. Lewent and $717,668 for Mr. Anstice.

SUPPLEMENTAL RETIREMENT PLAN

  The Supplemental Retirement Plan is an unfunded plan providing benefits to participants in certain retirement plans (the "primary plans") maintained by the Company and its subsidiaries as follows: (1) benefits not payable by the primary plans because of the limitations on benefits stipulated by the Internal Revenue Code, (2) benefits not payable by the primary plans because of the exclusion of deferred compensation from the benefit formulas of those plans ("supplemental benefit"), (3) a minimum annual aggregate benefit under this Plan and the primary plans of $50,000 on a straight-life annuity basis for the incumbents at time of actual retirement in positions designated as bona fide executive or high policymaking under the Company's Corporate Policy on Executive Retirement (which include all the named executive officers in the Summary Compensation Table), reduced in the event of retirement or death prior to normal retirement date and (4) for employees who have occupied such executive or high policymaking positions and who do not have 35 years of credited service, an enhanced benefit payable upon retirement at age 65 (unless consent of the Compensation and Benefits Committee of the Board is obtained for payment upon early retirement, death or disability prior to age
65). The enhanced benefit is an amount calculated under the benefit formula in the primary plan using one additional month of credited service for each month of credited service accrued during, or prior to attainment of, the designated position (up to the 35-year total) less (i) the minimum benefit, where applicable, or the supplemental benefit, (ii) the primary plan benefit and
(iii) any retirement benefit payable from a plan not sponsored by the Company. The Supplemental Retirement Plan was amended as of January 1, 1995 to eliminate prospectively the enhanced benefit except for certain grandfathered participants. In general, other terms and conditions of benefit payments are determined by reference to the provisions of the primary plans.

ANNUAL BENEFIT PAYABLE UNDER MEDCO RETIREMENT PLAN

  Mr. Lofberg participates in the Medco Retirement Plan, a defined benefit plan. His retirement income is determined in accordance with the following formula: For each calendar year ("Plan Year"), the accrued benefit of each participant who completes at least 1,000 hours of service in such Plan Year is increased by an amount equal to the sum of: (i) 250/1535 of 1% of the participant's compensation, as defined in the Medco Retirement Plan, and (ii) the amount of credited interest calculated for such Plan Year on the basis of the participant's accrued benefit stated as a lump sum value as of January 1 of such Plan Year. A participant vests in 20% of such participant's accrued benefit after the completion of three years of service, with the remainder vesting 20% upon completion of each year of service thereafter. The estimated annual retirement income payable as a single life annuity commencing at normal retirement age for Mr. Lofberg is $21,268.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  H. Brewster Atwater, Jr., Lawrence A. Bossidy, William G. Bowen, Johnnetta
B. Cole and Lloyd C. Elam served on the Compensation and Benefits Committee during 1995.

  There were no Compensation and Benefits Committee interlocks or insider (employee) participation during 1995.

EMPLOYMENT CONTRACTS AND ARRANGEMENTS

  As of June 9, 1994, the Company and Mr. Gilmartin entered into an employment agreement (the "Agreement") under which Mr. Gilmartin serves as President, Chief Executive Officer, Director and Chairman of the Board of Directors of the Company. The Agreement provides that Mr. Gilmartin will be paid a base salary of $1.0 million per year, and that he will be eligible for annual bonus awards under the Company's Executive Incentive Plan or any successor plan.

  In recognition of the forfeiture by Mr. Gilmartin of common stock ownership rights provided by his previous employer, Mr. Gilmartin was granted 25,000 shares of restricted Company Common Stock (which will remain restricted until June 16, 1999) on June 16, 1994. In addition, Mr. Gilmartin was granted options under the Company's Incentive Stock Plan on 500,000 shares of the Company's Common Stock on June 16, 1994 and on 180,000 shares on February 28, 1995. Both grants become exercisable on the fifth anniversary of the date of grant, and expire on the tenth anniversary of the date of grant, at the market price of the Company's Common Stock on the date of grant as determined under the ISP. Subsequent annual stock option grants are as determined by the Board of Directors.

  Pursuant to the Agreement, Mr. Gilmartin may participate in the Retirement Plan for Salaried Employees of Merck & Co., Inc. and the Supplemental Retirement Plan. In determining benefits payable under such Plans, Mr. Gilmartin's credited service will equal his credited service with the Company plus 28 years, and the percentage multiple used in the formula for benefit calculation will be 1.6%. Benefits payable under the Company Plans will be net of retirement benefits payable by Mr. Gilmartin's previous employer.

  If Mr. Gilmartin's employment is terminated by the Company without "Gross Cause" or by Mr. Gilmartin with "Good Cause," the restricted stock and stock options issued on June 16, 1994 will immediately become exercisable and, for a period of two years from the date of termination, Mr. Gilmartin will be entitled to receive his cash compensation under the Agreement, he will accrue additional retirement benefits and his other stock options will become exercisable on their original vesting dates. If Mr. Gilmartin's employment is terminated by the Company for "Gross Cause" or is terminated by Mr. Gilmartin without "Good Cause," he will forfeit any restricted stock and unvested stock options and all cash compensation will cease.

  "Gross Cause" is defined as (i) employee's conviction of a felony or (ii) employee's willful gross neglect or willful gross misconduct in carrying out employee's duties resulting, in either case, in material economic harm to the Company, unless employee believed in good faith that such act or non-act was in the best interests of the Company. "Good Cause" is defined as termination of employee's employment at the initiative of employee within six months following (i) any act or failure to act by the Board of Directors which would cause employee (A) to be removed from the office of President and Chief Executive Officer or the office of Chairman of the Board of Directors on a date earlier than October 31, 1999, or (B) to not be nominated for election as a director by the stockholders of the Company at any meeting of stockholders of the Company held for that purpose on a date earlier than October 31, 1999;
(ii) any significant diminution in the powers, responsibilities and authorities described in the Agreement without the consent of employee; (iii) the failure of the Company to obtain in writing the assumption of its obligation to perform the Agreement by any successor, prior to or concurrent with a merger, consolidation, sale or similar transaction; and (iv) any material breach of the Agreement by the Company which is unremedied after notice by employee.

  The Agreement terminates on October 31, 1999.

  Under Per G. H. Lofberg's employment agreement dated as of April 1, 1993 (the "Lofberg Employment Agreement") with Merck-Medco Managed Care, Inc. (formerly Medco Containment Services, Inc.) ("Medco"), which became a subsidiary of the Company in November 1993, Mr. Lofberg is to be paid a base salary of $300,000 (which has since been increased by the Company) and is eligible for annual bonus awards.

  The Lofberg Employment Agreement provided for Mr. Lofberg to receive additional compensation if a "Disposition Transaction" occurred during his employment period and he remained employed by the acquiring entity for a period of 18 months thereafter. The acquisition of Medco by Merck on November 18, 1993 (the "Merger") constituted a Disposition Transaction. Accordingly, in June 1995, Mr. Lofberg received additional compensation in the amount of $4,129,047.

  Pursuant to a letter agreement entered into between Mr. Lofberg and Medco dated as of July 27, 1993 (the "Letter Agreement"), Mr. Lofberg has invested 13.6% of this additional compensation in Merck Common Stock. In addition, pursuant to the Letter Agreement, Mr. Lofberg has invested in Merck Common Stock $145,700 of the proceeds received upon the conversion of certain of his shares of Medical Marketing Group, Inc. ("MMG") in connection with the merger of MMG with a subsidiary of Medco on April 6, 1994. In each case, such Merck Common Stock cannot be sold or transferred until November 18, 1996 or until the earlier termination of Mr. Lofberg's employment without cause or his resignation for cause or by reason of death or disability. The Letter Agreement also requires Mr. Lofberg to purchase Merck Common Stock with 13.6% of the proceeds from the sale of the shares issuable with respect to options to purchase 42,000 shares of Synetic, Inc. Such stock cannot be sold or transferred until November 18, 1996 or until the earlier termination of Mr. Lofberg's employment without cause or his resignation for cause or by reason of death or disability. Further, under the Letter Agreement, Mr. Lofberg agreed to waive the acceleration of vesting that would otherwise have occurred as a result of the Merger with respect to options to purchase 291,364 shares of Merck Common Stock. Such options shall immediately vest and become exercisable upon a subsequent termination of Mr. Lofberg's employment without cause or his resignation for cause or by reason of death or disability.

  Termination of employment with cause is defined as: (a) the employee has materially breached his fiduciary duties to the Company and its subsidiaries; or (b) the employee's participation in the commission of a fraud (unless such participation is the result of actions taken by the employee at the express direction of the Board of Directors); or (c) the employee's conviction of a crime (other than misdemeanor not involving moral turpitude or the misappropriation of funds); or (d) the employee's material breach of any of his representations or any material term or obligation of the Lofberg Employment Agreement, after any applicable cure period has expired. For purposes of the Letter Agreement, resignation for cause is defined as a resignation due to: (a) Medco's material breach of any of the material terms of the Lofberg Employment Agreement; (b) relocation without Mr. Lofberg's consent to an office outside the greater New York City metropolitan area; or
(c) any diminution in Mr. Lofberg's title, duties or responsibilities that (i) results in Mr. Lofberg no longer having senior executive status with Medco or
(ii) requires Mr. Lofberg, without his consent, to devote more than a de minimis amount of his time to an area of activity that Mr. Lofberg was not engaged in as of July 27, 1993.

  Pursuant to the terms of the Lofberg Employment Agreement, eighteen months after a change of control of Medco, Mr. Lofberg may terminate his employment with the Company upon thirty days' written notice. In the event of such termination, Mr. Lofberg shall be retained as a consultant for the Company for a period of two (2) years from the date of termination. During the consultancy period, Mr. Lofberg shall be entitled to receive monthly payments equal to one-twelfth of his then applicable annual base compensation. In addition, during the consultancy period, stock options held by Mr. Lofberg shall continue to vest to the extent provided in the applicable stock option agreements. The Merger constituted a change of control for purposes of the Lofberg Employment Agreement. These change of control provisions expire as of March 31, 1996.

  The Lofberg Employment Agreement provides that in the event of a termination of Mr. Lofberg's employment due to his death or disability, Mr. Lofberg (or his heirs or his estate in the event of his death) will receive monthly payments equal to one-twelfth of his annual base compensation as of the time of termination for a period of one year from the date of such termination. This provision expires as of March 31, 1996.

  Pursuant to the Lofberg Employment Agreement, after March 31, 1996, Mr. Lofberg's employment may be terminated by either party on thirty days' prior written notice.

PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return (stock price appreciation plus reinvested dividends) on the Company's Common Stock with the cumulative total return (including reinvested dividends) of the Dow Jones Pharmaceutical Index--United States Owned Companies ("DJPI") and the Standard & Poor's 500 Index ("S&P 500 Index") for the five years ending December 31, 1995. Amounts below have been rounded to the nearest dollar or percent.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
      Merck & Co., Inc., Dow Jones Pharmaceutical Index and S&P 500 Index

                                                                PERIOD 1995/1990
                                                                VALUE   CAGR**
                                                                ------ ---------
      Merck....................................................  $249      20%
      DJPI.....................................................   223      17
      S&P 500..................................................   215      17


                       [PERFORMANCE GRAPH APPEARS HERE]


                  1990     1991     1992     1993     1994     1995
                  ----     ----     ----     ----     ----     ----
MERCK            100.00   188.77   150.57   123.10   141.39   249.36
DJPI             100.00   156.68   128.26   118.99   136.38   223.29
S&P 500          100.00   130.34   140.25   154.33   156.44   215.02

--------
  * Assumes that the value of the investment in Company Common Stock and each index was $100 on December 31, 1990 and that all dividends were reinvested.
  ** Compound Annual Growth Rate.

       2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon recommendation of its Audit Committee, composed of independent members of the Board, has appointed Arthur Andersen LLP as independent public accountants of the Company with respect to its operations for the year 1996, subject to ratification by the holders of Common Stock of the Company. In taking this action, the members of the Board and the Audit Committee considered carefully Arthur Andersen LLP's performance for the Company in that capacity since its original retention in 1971, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of the firm will be present at the Annual Meeting to make a statement if they desire to do so and to answer appropriate questions that may be asked by stockholders.

  There will be presented at the Annual Meeting a proposal for the ratification of this appointment, which the Board of Directors believes is advisable and in the best interests of the stockholders. If the appointment of Arthur Andersen LLP is not ratified, the matter of the appointment of independent public accountants will be considered by the Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

       3. ADOPTION OF THE 1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

  There will be presented to the meeting a proposal to adopt the 1996 Non-Employee Directors Stock Option Plan (the "Plan"). The Plan will replace the Non-Employee Directors Stock Option Plan which, by its terms, terminated on December 31, 1995 for purposes of granting further options. This Plan is intended to benefit the Company and its stockholders by allowing those members of the Board of Directors of the Company who are neither current nor former employees of the Company to increase their financial stake in the Company through ownership of Common Stock, thus underscoring the directors' mutual interest with stockholders in increasing the long-term value of the Company's stock.

  Primary aspects of the Plan, the text of which is set forth in Exhibit A, are as follows.

GENERAL INFORMATION

  Participation in this Plan would be limited to members of the Board of Directors who are not current or former employees of the Company or any of its subsidiaries ("Non-Employee Directors"). After the election of four directors on April 23, 1996, there will be eleven Non-Employee Directors.

STOCK OPTION GRANT

  The Plan provides that each year, on the first Friday following the Company's Annual Meeting of Stockholders, each individual elected, reelected or continuing as a Non-Employee Director will automatically receive, in consideration for service as a Director, nonqualified stock options on 1,000 shares of Common Stock. There are 225,000 shares of Common Stock reserved for issuance under the Plan. Under the Plan's formula, the exercise price for options granted under the Plan will be the closing price on the date of the grant of the Company's Common Stock as quoted on the composite tape of the NYSE. Options become exercisable five years from date of grant and expire ten years from date of grant. The exercise price must be paid in cash. If, on the first Friday following the Annual Meeting of Stockholders, the General Counsel of the Company determines, in her/his sole discretion, that the Company is in possession of material, undisclosed information that would prevent it from issuing securities, then the annual grant of options to Non-Employee Directors will be suspended until the second day after public dissemination of the information (or the first trading day thereafter). The amount, pricing and other terms of the grant will remain as set forth in the Plan, with the exercise price of the option to be determined in accordance with the formula on the date the option is finally granted.

CESSATION OF SERVICE

  Upon retirement, a Non-Employee Director's options will continue to become exercisable and must be exercised within 60 months from retirement. Upon a Non-Employee Director's death, those options held by the Non-Employee Director for at least one year shall become exercisable; his/her legal representatives or heirs will then have 36 months from the date of death to exercise those options which were exercisable at the time of death and those options which become exercisable at the time of death. Should an individual cease to serve as a Non-Employee Director for any reason other than retirement or death, he/she will have 90 days within which to exercise those options which were exercisable as of the date he/she ceased to serve as a director.

FEDERAL INCOME TAX CONSEQUENCES

  The grant of a nonqualified stock option will not result in income for the grantee or in a deduction for the Company. The exercise of a stock option would result in ordinary income for the grantee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise.

OTHER INFORMATION

  The Plan will become effective on approval of the Company's stockholders and will terminate, for purposes of granting further options, on December 31, 2000 unless terminated earlier by the Board of Directors or extended by the Board with the approval of stockholders.

  Non-Employee Directors are compensated for their services as directors. For a description of such compensation see page 7 of this proxy statement. As of March 8, 1996 the closing price of Company Common Stock, as quoted on the composite tape of the NYSE, was $64.375.

NEW PLAN BENEFITS

  The following table sets forth the stock options that the individuals and groups referred to below will receive in 1996 if the 1996 Non-Employee Directors Stock Option Plan is approved by the Company's stockholders at this Annual Meeting. Executive officers and employee-directors of the Company are not eligible to participate in the Plan.

                               NEW PLAN BENEFITS

        MERCK & CO., INC. 1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

                                                                       NUMBER
                                                               DOLLAR    OF
                       NAME AND POSITION                      VALUE($) UNITS
                       -----------------                      -------- ------
   Raymond V. Gilmartin
    Chairman of the Board,
    President and Chief Executive Officer....................    --        --
   Edward M. Scolnick
    Executive Vice President,
    Science and Technology and President,
    Merck Research Laboratories..............................    --        --
   Judy C. Lewent
    Senior Vice President and
    Chief Financial Officer..................................    --        --
   David W. Anstice
    President,
    Human Health - U.S. / Canada.............................    --        --
   Per G.H. Lofberg
    President, Merck-Medco
    Managed Care, Inc........................................    --        --
   Non-Executive Director Group..............................   (a)    10,000(b)
   Non-Executive Officer Employee Group......................    --        --

--------
(a)  Dollar value is dependent upon the future share price of Company Common
     Stock.

(b) Dr. Thier cannot accept stock option grants since, under the policy of Massachusetts General Hospital, the President of the hospital may hold only a de minimis amount of stock in any vendor corporation.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                      4. STOCKHOLDER PROPOSAL CONCERNING
     PRIOR GOVERNMENT/POLITICAL SERVICE OF CERTAIN EMPLOYEES AND DIRECTORS

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, DC 20037, owner of 225 shares of Common Stock of the Company, has given notice that she intends to present for action at the Annual Meeting the following resolution:

    "RESOLVED: That the stockholders of Merck assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a direct bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted.

    "REASONS: Full disclosure on these matters is essential at Merck because of its many dealings with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies.

    "If you AGREE, please mark your proxy FOR this resolution."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE RESOLUTION

  Avoiding improper contacts by all Company employees is an ongoing responsibility of Management and one in which the Company invests significant efforts in order to avoid both the reality and appearance of any impropriety. To this end, the Company annually requires directors and key employees to complete a survey which requires disclosure of all relationships and transactions that could present a conflict of interest. All such disclosures are reviewed for compliance with the Company's policies. Similar safeguards are imposed with respect to law firms and other consultants and advisors retained by the Company. The Company engages such entities or persons on the basis of their professional competence and reputation and expects that they will comply with applicable conflict of interest laws, rules of professional conduct, and the Company's policies which apply to its relationships with them. Accordingly, the Board believes that the compilation and distribution of the information requested by this proposal would involve an unnecessary burden and expense and would serve no useful purpose.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                      5. STOCKHOLDER PROPOSAL CONCERNING
                     BENEFITS FOR MANAGEMENT AND DIRECTORS

  Mr. Robert D. Morse, 212 Highland Avenue, Moorestown, NJ 08057-2717, owner of 600 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

    "RESOLVED: That the Company discontinue use of all options, rights, SAR's, etc. after termination of existing agreements with management and directors.

    "REASONS: These increased benefits have failed to produce the claim that it holds and retains qualified personel [sic].

    "Notice the increasing number of management persons who have left simply because of better corporate offers.

    "We as shareowners are being gradually undervalued with each issuance. Call a halt by voting YES!

    "Many pages of a proxy are expended to promote self-benefits; then there are unmentioned administrative costs of distribution and record keeping.

    "Executives and directors are compensated enough to buy stock on the open market, just as you and I, if we are so inclined.

    "Again: Vote YES."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE RESOLUTION

  The Compensation and Benefits Committee of the Board, which is comprised entirely of independent directors, oversees the compensation policies of the Company. The Committee on Directors, which also is comprised entirely of independent directors, oversees the compensation of the Company's directors. The

Committees believe that the use of stock options and, when appropriate, other equity-based incentives ("Incentives"), benefits the Company and its stockholders by better aligning employee and director interests with those of the Company's stockholders. The concurrence of stockholders in the use of this form of compensation was evidenced at the Company's 1995 Annual Meeting where the stockholders overwhelmingly approved the 1996 Incentive Stock Plan which broadened opportunities for the grant of Incentives to most employees.

  Elimination of Incentives could adversely affect the Company's ability to attract, retain and motivate the highly qualified employees and board members necessary to achieve the Company's objectives. It would also remove a crucial element of flexibility in setting compensation and would place the Company at a competitive disadvantage.

  The Board believes that this proposal is not in the best interests of the Company or its stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                      6. STOCKHOLDER PROPOSAL CONCERNING
                         ANNUAL ELECTION OF DIRECTORS

  Mr. Kenneth Steiner, 14 Stoner Avenue, Suite 2-M, Great Neck, NY 11021, owner of 100 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

    "RESOLVED: That the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected.

    "SUPPORTING STATEMENT: At last year's annual meeting of stockholders a similar resolution was approved by a significant number of the voting shares.

    "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

    "The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

    "The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

    "I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

    "I Urge Your Support, Vote For This Resolution."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE RESOLUTION

  Similar proposals have been submitted at the last nine Annual Meetings of Stockholders and have been defeated by a wide margin on each occasion. The Board of Directors continues to believe that this proposal is not in the best interests of the Company or its stockholders.

  The Company's current system for electing directors, with the Board divided into three classes of directors serving staggered three-year terms, was adopted by the Company's stockholders in 1985 by an affirmative vote of 79%.

  The Board believes that the staggered system of electing directors provides important benefits to the Company:

  . The staggered system helps assure continuity and stability of the Company's business strategies and policies. Since at least two stockholders' meetings will generally be required to effect a change in control of the Board, a majority of directors at any given time will have prior experience as directors of the Company. This is particularly important to a research-based organization such as the Company, where product development often requires many years.

  . In the event of any unfriendly or unsolicited proposal to take over or restructure the Company, the staggered system would permit the Company time to negotiate with the sponsor, to consider alternative proposals and to assure that stockholder value is maximized.

  As part of the 1985 amendment to the Company's Restated Certificate of Incorporation (the "Charter") to provide for the current staggered system of electing directors, the stockholders also approved a requirement that any change in the provisions of the amendment be approved by the holders of shares of stock of the Company representing at least 80% of the votes entitled to be cast generally for the election of directors. This stockholder resolution does not propose an amendment to the Charter but, instead, seeks to have the Board take any necessary steps to return to annual election of directors. Thus, the proposal's approval by stockholders would not itself re-establish annual election of directors but would require the Board to submit a Charter amendment for action by stockholders at the 1997 Annual Meeting and an 80% stockholder vote would be necessary for approval.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                  7. STOCKHOLDER PROPOSAL CONCERNING BONUSES

  Mr. Fred Wilson and Ms. Mazie M. Wilson, 3011 N. Miles Drive, Edmond, OK 73034-4112, owners of 200 shares of Common Stock of the Company, have given notice that they intend to present for action at the Annual Meeting the following resolution:

    "RESOLVED: That all bonuses in excess of $30,000 be approved by the stockholders at the annual stockholders meeting.

    "REASONS: It is my opinion that the executives are not justified in receiving the unusually large incentives and bonuses which are apparently awarded by the Board of Directors. It seems that the fine salaries that they already receive should be sufficient justification and incentive for doing a good job. If the executives cannot get along on the fantastic salaries that they are being paid then let them move on to `greener' pastures."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE RESOLUTION

  The Company's compensation policies are approved by the Compensation and Benefits Committee of the Board, which is comprised entirely of independent directors. The objectives and policies governing the amount of compensation that employees receive are highly dependent on the Company's performance and the performance of its stock. The requirement that all bonuses in excess of $30,000 be submitted for stockholder approval would substitute an arbitrary standard for the performance-based criteria currently employed.

  Moreover, the compensation of the Company's employees is within a range of compensation offered by comparable companies. The Company periodically retains outside compensation and benefit consultants to ensure that its compensation and benefit programs are not inconsistent with those of other leading industrial and healthcare companies.

  The Board believes that this proposal is not in the best interests of the Company or its stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                      8. STOCKHOLDER PROPOSAL CONCERNING
                           CHARITABLE CONTRIBUTIONS

  Mr. Alan M. Rice, 5 Sycamore Terrace, Springfield, NJ 07801, owner of 10,800 shares of Common Stock of the Company, and Mr. Charles Pope Day, Jr., 93 Highland Avenue, Short Hills, NJ 07078, owner of 650 shares of Common Stock of the Company, have given notice that they intend to present for action at the Annual Meeting the following resolution:

    "RESOLVED: That the directors of Merck & Co., Inc. present to the shareholders for approval any charitable contribution commitment to any single entity which exceeds the per capita gross domestic product for the most recent year available.

    "SUPPORTING STATEMENT: Merck is a `for profit' enterprise, a business. Investors purchase Merck stock as an investment vehicle, not to participate in a charitable giveaway. The job of the Board of Directors is to increase the value of the shareholders' investments. If the Directors of Merck wish to donate to charity, they should do it from their own very substantial personal remunerations. In 1993 Merck donated, through the Merck Company Foundation, over $65 million dollars of stockholders' money to various charities. This money would better have served the interests of the stockholders if it had been reinvested in the company or returned to the shareholders in the form of increased dividends.

    "Every current Merck director appears to be actively connected with one or more charities or quasi-eleemosynary institutions subsidized at least to some degree by public contributions. The proponents of this proposal feel that the directors of Merck are using corporate funds at stockholders' expense so that the aforementioned directors may win election or appointment to these various boards and subsequently bolster their own resumes. In so doing, they are forcibly imposing their own charitable interests upon Merck stockholders by giving away large sums of money, frequently to a single charity, without stockholders' approval or consent.

    "Figures found in the 1994 Statistical Abstract of the United States, issued by the U.S. Department of Commerce, September 1994, report that the U.S. population in 1993 was approximately 258,245,000 and the 1993 gross domestic product was $6,377,900,000,000. Based upon these figures the per capita gross domestic product for 1993 was about $24,697.09.

    "Please vote FOR this proposal."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE RESOLUTION

  The Company's charitable endeavors, encompassing contributions made directly by the Company and those made through The Merck Company Foundation, are the product of a carefully administered program designed to ensure that the nature and magnitude of the contributions are in the best interests of the Company and its stockholders and that the recipients are appropriate and deserving. Of the $65 million in 1993 contributions cited in this proposal, 70% were in the form of product donations such as providing medicines for disaster relief efforts and the Company's ongoing contribution of Mectizan to prevent river blindness in Africa. More than 65% of the remaining contributions were directed toward support of medical and scientific activities, a major portion of which supported the educational training of physicians and scientists. In addition to furthering the medical and scientific education of the recipients and thereby benefiting society as a whole, these contributions directly benefit the Company by enhancing and broadening the pool of scientific talent that the Company draws upon for its employees. Moreover, the Company's charitable endeavors are consistent with, and supportive of, the Company's long-standing commitment to health and well-being and earn the Company respect and good will from the scientific community, local communities in the vicinity of our sites and the public at large.

  A booklet summarizing the Company's contributions through The Merck Company Foundation is published annually and is available upon request.

  The Board of Directors believes that this proposal would impose an inappropriate and unwarranted restriction on the Company's charitable activities and opposes this stockholder resolution.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                          FILINGS UNDER SECTION 16(a)

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company is not aware of any beneficial owner of more than ten percent of its Common Stock.

  Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all filing requirements applicable to its officers and directors were complied with during the 1995 fiscal year.

                  DEADLINE FOR STOCKHOLDER PROPOSALS FOR 1997

  Stockholder proposals to be presented at the 1997 Annual Meeting must be received by the Company on or before November 21, 1996 for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

  The Board of Directors is not aware of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment in such matters.

                                          Merck & Co., Inc.

March 18, 1996

                                                                      EXHIBIT A

                 1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

  The 1996 Non-Employee Directors Stock Option Plan (the "Plan") is established to attract, retain and compensate for service as members of the Board of Directors of Merck & Co., Inc. (the "Company") highly qualified individuals who are not current or former employees of the Company and to enable them to increase their ownership in the Company's Common Stock. The Plan will be beneficial to the Company and its stockholders since it will allow these directors to have a greater personal financial stake in the Company through the ownership of Company stock, in addition to underscoring their common interest with stockholders in increasing the value of the Company stock longer term.

1. Eligibility

  All members of the Company's Board of Directors who are not current or former employees of the Company or any of its subsidiaries ("Non-Employee Directors") are eligible to participate in this Plan.

2. Options

  Only nonqualified stock options ("NQSOs") may be granted under this Plan.

3. Shares Available

  a) Number of Shares Available: There is hereby reserved for issuance under this Plan 225,000 shares of Merck Common Stock, no par value, which may be authorized but unissued shares, treasury shares, or shares purchased on the open market.

  b) Recapitalization Adjustment: In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, adjustments in the number and kind of shares authorized by this Plan, in the number and kind of shares covered by, and in the option price of outstanding NQSOs under this Plan shall be made if, and in the same manner as, such adjustments are made to NQSOs issued under the Company's then current Incentive Stock Plan.

4. Annual Grant of Nonqualified Stock Options

  Each year on the first Friday following the Company's Annual Meeting of Stockholders, each individual elected, reelected or continuing as a Non-Employee Director shall automatically receive NQSOs covering one thousand (1,000) shares of Merck Common Stock. Notwithstanding the foregoing, if, on that first Friday, the General Counsel of the Company determines, in her/his sole discretion, that the Company is in possession of material, undisclosed information about the Company, then the annual grant of NQSOs to Non-Employee Directors shall be suspended until the second day after public dissemination of such information and the price, exercisability date and option period shall then be determined by reference to such later date. If Merck Common Stock is not traded on the New York Stock Exchange on any date a grant would otherwise be awarded, then the grant shall be made the next day thereafter that Merck Common Stock is so traded.

5. Option Price

  The price of the NQSO shall be the closing price on the date of the grant of the Company's Common Stock as quoted on the composite tape of the New York Stock Exchange.

6. Option Period

  A NQSO granted under this Plan shall become exercisable five years after date of grant and shall expire ten years after date of grant ("Option Period").

7. Payment

  The NQSO price shall be paid in cash in U.S. dollars at the time the NQSO is exercised.

8. Cessation of Service

  Upon cessation of service as a Non-Employee Director (for reasons other than retirement or death), only those NQSOs immediately exercisable at the date of cessation of service shall be exercisable by the grantee. Such NQSOs must be exercised within ninety days of cessation of service (but in no event after the expiration of the Option Period) or they shall be forfeited.

9. Retirement

  If a grantee ceases service as a Non-Employee Director and is at least age 65 with ten or more years of service or age 70 with five or more years of service, then any of his/her outstanding NQSOs shall continue to become exercisable. All outstanding NQSOs must be exercised by the earlier of (i) sixty months following the date of such cessation of service or (ii) the expiration of the Option Period, or such NQSOs shall be forfeited.

10. Death

  Upon the death of a grantee, those NQSOs which had been held for at least twelve months at date of death shall become immediately exercisable upon death. The NQSOs which become exercisable upon the date of death and those NQSOs which were exercisable on the date of death may be exercised by the grantee's legal representatives or heirs by the earlier of (i) thirty-six months from the date of death or (ii) the expiration of the Option Period; if not exercised by the earlier of (i) or (ii), such NQSOs shall be forfeited.

11. Administration and Amendment of the Plan

  This Plan shall be administered by the Board of Directors of Merck & Co., Inc. This Plan may be terminated or amended by the Board of Directors as it deems advisable. However, an amendment revising the price, date of exercisability, option period of, or amount of shares under a NQSO shall not be made more frequently than every six months unless necessary to comply with applicable laws or regulations. No amendment may revoke or alter in a manner unfavorable to the grantees any NQSOs then outstanding, nor may the Board amend this Plan without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Securities Exchange Act of 1934 (the "Act"), or any other requirement of applicable law or regulation. A NQSO may not be granted under this Plan after December 31, 2000 but NQSOs granted prior to that date shall continue to become exercisable and may be exercised according to their terms.

12. Nontransferability

  No NQSO granted under this Plan is transferable other than by will or the laws of descent and distribution. During the grantee's lifetime, a NQSO may only be exercised by the grantee or the grantee's guardian or legal representative.

13. Compliance with SEC Regulations

  It is the Company's intent that the Plan comply in all respects with Rule 16b-3 of the Act, and any regulations promulgated thereunder. If any provision of this Plan is later found not to be in compliance with the Rule, the provision shall be deemed null and void. All grants and exercises of NQSOs under this Plan shall be executed in accordance with the requirements of Section 16 of the Act, as amended, and any regulations promulgated thereunder.

14. Miscellaneous

  Except as provided in this Plan, no Non-Employee Director shall have any claim or right to be granted a NQSO under this Plan. Neither the Plan nor any action thereunder shall be construed as giving any director any right to be retained in the service of the Company.

15. Effective Date

  This Plan shall be effective April 23, 1996 or such later date as stockholder approval is obtained.

                                      LOGO

                                          MERCK & CO., INC.
LOGO MERCK                                Annual Meeting of Stockholders
                                          Tuesday, April 23, 1996
                                          Edward Nash Theatre at
                                          Raritan Valley Community College
            ADMISSION TICKET              Route 28 and Lamington Road
                                          North Branch, New Jersey

    The Annual Meeting of Stockholders of Merck & Co., Inc. will be held at 2:00 p.m. on April 23, 1996, in the Edward Nash Theatre at Raritan Valley Community College in North Branch, New Jersey. If you plan to attend, please retain this ticket and MARK THE APPROPRIATE BOX ON THE PROXY CARD. A map showing directions to the meeting site is shown on the reverse side of this admission ticket. This ticket admits the stockholder(s) whose name(s) appears on it and one guest.

    IF DUPLICATE COPIES OF THE COMPANY'S ANNUAL REPORT ARE
    SENT TO YOUR HOUSEHOLD, YOU MAY DISCONTINUE THE MAILING
    OF SUCH REPORT TO THIS ACCOUNT BY CHECKING THE
    APPROPRIATE BOX ON THE PROXY CARD.

                 THIS TICKET IS NOT TRANSFERABLE


               (Detach and Return Proxy Card Below in
                       the Enclosed Envelope)
------------------------------------------------------------------------------

                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               1. Election of Directors: Nominees are H. Brewster Atwater, Jr., Raymond V. Gilmartin, Samuel O. Thier and Dennis
DIRECTORS         Weatherstone for terms expiring in 1999. AUTHORITY TO VOTE FOR ANY NOMINEE MAY BE WITHHELD BY LINING THROUGH THE
RECOMMEND         NOMINEE'S NAME ABOVE. To cumulate votes as to a particular nominee(s) as explained in the proxy statement,
 A VOTE           indicate the name(s) and the number of votes to be given to such nominee(s):
  FOR
 ITEMS             [_] FOR all nominees (except as marked to the contrary above)   [_] WITHHOLD AUTHORITY to vote for all nominees
1, 2 AND 3                                                                                FOR        AGAINST        ABSTAIN
               2. Ratification of Appointment of Independent Public Accountants           [_]          [_]            [_]

               3. Proposal to adopt the 1996 Non-Employee Directors Stock Option Plan     [_]          [_]            [_]

----------------------------------------------------------------------------------------------------------------------------------
DIRECTORS      4. Stockholder proposal re Prior Government/Political Service of Certain
RECOMMEND         Employees and Directors                                                 [_]          [_]            [_]
 A VOTE        5. Stockholder proposal re Benefits for Management and Directors           [_]          [_]            [_]
AGAINST        6. Stockholder proposal re Annual Election of Directors                    [_]          [_]            [_]
 ITEMS         7. Stockholder proposal re Bonuses                                         [_]          [_]            [_]
 4, 5,         8. Stockholder proposal re Charitable Contributions                        [_]          [_]            [_]
 6, 7
 AND 8

                                                                                          Signature(s):
                                                                                          --------------------------------
                                                                                          --------------------------------
                                                                                          --------------------------------
                                                                                          Date:                     , 1996
                                                                                          --------------------------------

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, GIVE FULL TITLE AS SUCH, AND WHEN STOCK HAS BEEN ISSUED IN THE NAMES OF TWO OR MORE PERSONS, ALL SHOULD SIGN UNLESS EVIDENCE OF AUTHORITY TO SIGN ON BEHALF OF OTHERS IS ATTACHED. PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

                             [MAP AND DIRECTIONS]
--------------------------------------------------------------------------------


LOGO MERCK

                         PROXY/VOTING INSTRUCTION CARD

                 ANNUAL MEETING OF STOCKHOLDERS--APRIL 23, 1996

   The undersigned hereby appoints RAYMOND V. GILMARTIN, MARY M. McDONALD and CELIA A. COLBERT, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote ALL of the stock of MERCK & CO., Inc. standing in the name of the undersigned at the ANNUAL MEETING OF STOCKHOLDERS to be held on April 23, 1996, and at all adjournments thereof, upon the matters set forth on the reverse side, as designated (including the power to vote cumulatively in the election of directors), and upon such other matters as may properly come before the meeting. This card also provides voting instructions for shares held for the account of the undersigned in the dividend reinvestment plan, as described in the proxy statement. Any prior proxy or voting instructions are hereby revoked.

   The shares represented by this proxy will be voted as directed by the stockholder. If no specification is made, the shares will be voted FOR proposals 1, 2 and 3 and AGAINST proposals 4, 5, 6, 7 and 8.

   [_] Discontinue mailing the Annual Report to this account.

   [_] Will attend the Annual Meeting.